OFFICE DEPOT FOURTH QUARTER 2 001 - MID QUARTER UPDATE
                          NOVEMBER 28, 2001 - 8:00 A.M.

                   Transcript of a Taped Message Available at
            www.officedepot.com/companyinfo under Investor Relations
                 beginning on November 28, 2001 at 8:00 am (ET)

EILEEN DUNN:

Good morning, welcome to our mid quarter update for the fourth quarter 2001.

Before Bruce begins his comments, let me remind you that except for historical information, the matters discussed in this taped message are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

Forward-looking statements, including projections and anticipated levels of future performance, involve risks and uncertainties, which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in our filings with the United States Securities and Exchange Commission, including without limitation our 10-K's and 10-Q's. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties.

Now let me turn the call over to Bruce Nelson, Office Depot's CEO:


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             OFFICE DEPOT FOURTH QUARTER 2 001 - MID QUARTER UPDATE
                          NOVEMBER 28, 2001 - 8:00 A.M.


BRUCE NELSON:

Thanks Eileen... And thanks to everyone who has dialed in to listen to our business outlook for the fourth quarter, which ends December 29, 2001.

In a brief summary, since we reported our third quarter results on October 17th, North American retail sales trends have somewhat improved, BSG sales, particularly to our large contract customers, have softened; and International sales in local currencies have held steady.

As we have previously stated, overall sales trends continue to be negatively impacted by a weak domestic economic environment. However, I am pleased to say that our 48,000 worldwide employees are continuing to find new ways to drive sales, manage and control costs and increase shareholder returns. I continue to be encouraged by our consistently improving operating performance across all business segments.

I will now make some brief comments about fourth quarter trends in each of our three reported business segments.


NORTH AMERICAN RETAIL

Comparable retail sales so far in the quarter have slightly improved over third quarter trends and the forecast we gave when we reported our third quarter results. Comp sales in October, were in line with our estimate of high single digit negative growth, but we saw a meaningful improvement in our sales trends for most of November.

However, sales trends on the Friday, Saturday and Sunday after Thanksgiving were somewhat disappointing and mirrored the trends we have experienced all year -- which is weaker sales trends on the weekends compared to sales during the week, when most of our core small to medium business customers shop. We believe this reflects the same weakness in consumer spending that we have seen throughout 2001. Technology and furniture related categories continue to under perform while our core office supplies business remains steady.

We now anticipate comparable North American retail sales for the fourth quarter will finish in the negative 6-7% comp range... which would be a modest improvement over the range we gave on our third quarter earnings call last month.

On the gross margin side we are projecting gross margin improvement on a year-over-year basis, but below third quarter levels as a result of seasonal fourth quarter merchandise mix changes and somewhat lower annual volume rebates from suppliers as a result of lower overall 2001 sales growth. We continue to keep tight control over expenses, while at the same time improving virtually all of our customer service measurements.


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             OFFICE DEPOT FOURTH QUARTER 2 001 - MID QUARTER UPDATE
                          NOVEMBER 28, 2001 - 8:00 A.M.


BUSINESS SERVICES GROUP

In our contract business, we continue to see sales negatively impacted by the weakening economy and employee layoffs in our large customer segment. In fact, contract sales have shown a further softness from our forecast last month, as large businesses, in particular, have accelerated layoffs and are controlling expenses even more aggressively. Our catalog and e-commerce businesses have been less impacted and continue to show positive growth. As a result, if current trends continue in this segment, we think fourth quarter comparable sales growth could decline to the mid single digit negative range for this group.

BSG gross margins continue to benefit from disciplined contract pricing, but will also be negatively impacted by somewhat lower supplier rebates as a result of softer sales performance. We continue to see improvement in productivity and efficiency, somewhat offset by a lack of leverage in warehouses and delivery fleet fixed costs.

Total BSG operating costs, as a percentage of sales, are forecasted to be well below last years levels continuing the improvement we have shown all year. Interestingly, the number of customer orders is rising, total lines are increasing, but average ticket is declining. We are growing the number of new customers, increasing our retention of existing customers but they are buying fewer units. We see this as a continued sign of a deteriorating and difficult short-term economic environment.


INTERNATIONAL

Quarter to date, sales in local currencies in our International division have continued to hold steady, with strength returning to Germany, one of our largest European revenue countries. At this stage in the quarter, we still believe sales in U.S. dollars will be in the low double-digit range for the fourth quarter. Currency, while somewhat neutral in the early part of the quarter, has now returned to its negative pattern of earlier in the year, with the euro dropping to the mid to high 80s and the British pound hovering around the 1.41-ish range, which will negatively impact reported sales in dollars.

Our highly profitable International division continues to grow faster than the European economies generally, and remains in firm control over its selling margins and operating costs. We are on target to begin operations in Switzerland in early 2002, and will soon announce our entry into another new European country later in 2002.

International continues to be the highest growth potential of all of our businesses, and we intend to continue to invest in this high return on investment segment.


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             OFFICE DEPOT FOURTH QUARTER 2 001 - MID QUARTER UPDATE
                          NOVEMBER 28, 2001 - 8:00 A.M.


SO, TO SUMMARIZE, our retail business is showing sequential improvement in comps for the third consecutive quarter, and total company gross margins continue to improve on a year-over-year basis. Our International business, while still plagued by currency issues, remains a constant steady performer. And company wide cost and quality measurements continue to move in the right direction.

These improvements are somewhat offset by contract sales that are declining at a quicker pace than anticipated earlier, putting further pressure on BSG's operating results and de-leveraging our fixed investment in warehouse and delivery facilities.

In conclusion, given the modest improvement in retail comps, somewhat offset by sales weakness in our BSG, we see a penny or two of upside to our earnings performance in the fourth quarter, as compared to the consensus estimates of $0.16 per share.

When the economy does turnaround, as it inevitably will, we have enormous confidence that our more disciplined approach to expense control, focused working capital management, a sound and conservative balance sheet, our relentless drive for growth, and continuous operating improvements will pay huge dividends.

We have successfully demonstrated to our employees, customers and investors that we are, and will continue to be, a compelling place to work, shop and invest in 2001 and beyond.

Thanks again for listening.  Happy Holidays to all of you.